Exhibit 99.1

155 North Lake Avenue 91101
PO Box 7084
Pasadena, California 91109-7084
1.626.578.3500 Fax 1.626.578.7144
Press Release

FOR IMMEDIATE RELEASE	January 28, 2015

For additional information contact:

Kevin C. Berryman
Executive Vice President and Chief Financial Officer
626.578.3505

Jacobs Engineering Group Inc. Reports Earnings for the First Quarter of Fiscal 2015
PASADENA, CALIF - Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the first quarter of fiscal 2015 ended December 26, 2014.
First Quarter Fiscal 2015 Highlights:

•	Net earnings of $100.1 million;

•	Diluted EPS of $0.77;

•	Backlog at December 26, 2014 of $19.1 billion; and,

•	Repurchase of 2.5 million shares of common stock for $113.7 million.

Jacobs reported today net earnings of $100.1 million, or $0.77 per diluted share, on revenues of $3.2 billion for its first quarter of fiscal 2015 ended December 26, 2014. This compares to net earnings of $93.7 million, or $0.71 per diluted share, on revenues of $3.1 billion for the first quarter of fiscal 2014 ended December 27, 2013.

Jacobs also announced record total backlog of $19.1 billion at December 26, 2014, including a technical professional services component of $13.2 billion. This is up approximately 5.8% from total backlog and up approximately 7.7% from technical professional services backlog of $18.1 billion and $12.3 billion, respectively, at December 27, 2013. This is also up approximately 4.0% from total backlog and up approximately 3.3% from technical professional services backlog of $18.4 billion and $12.6 billion, respectively, at September 26, 2014.

Commenting on the results for the first quarter, Jacobs Executive Chairman Noel Watson stated, “We were pleased with the first quarter results. Backlog is at record levels. First quarter sales were strong, and the prospect list for the rest of the year is good. Even so, the oil and commodity prices create a level of uncertainty for our industry, which leads us to be cautious in our outlook."

Exhibit 99.1

Mr. Watson added, “Our search for a new CEO is underway and the Board will take the time it needs to find the right leader.  In the meantime, we have an experienced, highly capable executive leadership team that is committed to delivering long-term growth for our shareholders."

Commenting on the Company’s earnings outlook for the remainder of fiscal 2015, Jacobs Chief Financial Officer Kevin Berryman stated, “Short-term, as market conditions remain challenging, we are taking a cautious stance in guidance, as our outlook is now more aligned with the lower half of our previously stated range.  Nonetheless, our backlog remains at record highs, supporting our long-term view of the Company’s growth potential and the benefits and competitive advantage that its diversity brings.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern Time on Thursday, January 29, 2015, which it is webcasting live on the internet at www.jacobs.com.

Jacobs is one of the world's largest and most diverse providers of technical professional and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management's current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements as actual results may differ materially. We caution the reader that there are a variety of risks, uncertainties and other factors that could cause actual results to differ materially from what is contained, projected or implied by our forward-looking statements. For a description of some of the factors that may occur that could cause actual results to differ from our forward-looking statements see our Annual Report on Form 10-K for the period ended September 26, 2014, and in particular the discussions contained under Item 1 - Business; Item 1A - Risk Factors; Item 3 - Legal Proceedings; and Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, as well as the Company’s other filings with the Securities and Exchange Commission. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Exhibit 99.1

Financial Highlights:
Results of Operations (in thousands, except per-share data):

	Three Months Ended
	December 26, 2014	December 27, 2013
Revenues	$3,187,005	$3,068,891
Costs and Expenses:
Direct costs of contracts	(2,667,559)	(2,615,200)
Selling, general, and administrative expenses	(361,223)	(308,644)
Operating Profit	158,223	145,047
Other Income (Expense):
Interest income	2,276	1,796
Interest expense	(5,318)	191
Miscellaneous expense, net	(486)	(113)
Total other income (expense), net	(3,528)	1,874
Earnings Before Taxes	154,695	146,921
Income Tax Expense	(48,500)	(47,972)
Net Earnings of the Group	106,195	98,949
Net Earnings Attributable to Noncontrolling Interests	(6,116)	(5,217)
Net Earnings Attributable to Jacobs	$100,079	$93,732
Earnings Per Share (“EPS”):
Basic	$0.78	$0.72
Diluted	$0.77	$0.71

Weighted Average Shares Used to Calculate EPS:
Basic	128,652	130,121
Diluted	129,973	132,180

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Exhibit 99.1

Other Operational Information (in thousands):

	Three Months Ended
	December 26, 2014	December 27, 2013
Revenues by Major Component:
Technical professional services	$1,932,524	$1,673,412
Field services	1,254,481	1,395,479
Total	$3,187,005	$3,068,891

Depreciation (pre-tax)	$26,006	$19,649
Amortization of Intangibles (pre-tax)	$12,981	$8,637
Pass-Through Costs Included in Revenues	$706,830	$752,023

Capital Expenditures	$(33,775)	$(37,948)

Selected Balance Sheet and Backlog Information (in thousands):

	December 26, 2014	December 27, 2013
Balance Sheet Information:
Cash and cash equivalents	$670,081	$1,011,236
Working capital	1,447,129	1,782,125
Total debt	750,942	1,094,555
Total Jacobs stockholders' equity	$4,438,203	$4,322,993

Backlog Information:
Technical professional services	$13,222,400	$12,279,700
Field services	5,885,000	5,774,500
Total	$19,107,400	$18,054,200

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